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                                                                   EXHIBIT 23(V)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 33-00000) and related Prospectus of Fedders Corporation for the registration of 7,580,069 shares each of its Convertible Preferred and Class A stock and to the incorporation by reference therein of our report dated January 20, 1995, with respect to the consolidated financial statements of NYCOR, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

PRINCETON, NEW JERSEY
JANUARY 26, 1996